EXHIBIT 10.7

EMPLOYMENT AGREEMENT

ECOATM, INC.
and
DAVID D. MAQUERA

Dated as of NOVEMBER 23, 2015

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of NOVEMBER 23, 2015, between ecoATM, Inc., a Delaware corporation, its subsidiaries and affiliates collectively, (“Employer”), and David D. Maquera (“Employee”);
W I T N E S S E T H:
WHEREAS, Employer and Employee wish to document certain understandings and agreements; and
WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and
WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;
A G R E E M E N T S:
NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	POSITION
1.1    Employment
Employer will employ Employee and Employee will provide services to Employer as the President of ecoATM, Inc.
1.2    Attention and Effort
Employee will devote all of his productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the Term (as defined below).
1.3    Term
Employee’s term of employment as President under this Agreement shall begin as of the effective date of this Agreement and shall continue until terminated pursuant to Section 2 of this Agreement (the “Term”).
1.4    Compensation
During the Term, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

(a)	Base Salary
Employee’s compensation as President of ecoATM, Inc. shall consist, in part, of an annual base salary of Four Hundred Thousand Dollars ($400,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee’s salary shall be reviewed by Employer’s Compensation Committee as appropriate to determine in its discretion whether it is appropriate to increase the base salary.

(b)	Bonus
Employee shall be eligible for cash bonuses consistent with the existing program for executive officers, provided performance targets applicable to such bonuses are met, and, provided further, any such bonus shall be pro-rated in the event of a termination without Cause.
1.5    Benefits
During the Term, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of Employer’s Board of Directors.

2.	TERMINATION
Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 4 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

2.1	By Employer
With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the Term upon giving Notice of Termination (as defined below).

2.2	By Employee
Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

2.3	Automatic Termination
This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period or periods aggregating 180 calendar days in any 12‑month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Employer of Employee’s total disability, as defined herein.

2.4	Termination in Connection With a Change in Control
Concurrent with the commencement of Employee's employment hereunder, Employee and the Company shall enter into a Change of Control Agreement, in the form attached hereto as Exhibit A. Notwithstanding Sections 3.1 and 3.2 of this Agreement and in full substitution therefor, if Employee’s employment terminates under circumstances described in the Change of Control Agreement, Employee’s rights upon termination will be governed by the terms of the Change of Control Agreement and his right to termination payments under this Agreement shall cease.

2.5	Notice
The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30‑day period expires.
3.    TERMINATION PAYMENTS
In the event of termination of the employment of Employee during the Term, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 3:

3.1	Termination by Employer
Subject to Section 3.5 hereof, if Employer terminates Employee’s employment without Cause during the Term, Employee shall be entitled to receive (a) a termination payment equal to twelve (12) months’ annual base salary, (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, (c) a pro-rated cash bonus consistent with Section 1.4(b) determined at Employee’s target bonus opportunity for the year in which Employee’s employment terminates, and (d) an amount equal to twelve (12) months’ of COBRA premiums at the rate in effect on the date Employee’s employment terminates for the coverage in effect for Employee and, if applicable, Employee’s spouse and dependent children on such date under Employer’s group health plans; provided, however, that Employer may unilaterally amend clause (d) or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on Employer, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). All amounts payable pursuant to this Section 3.1 (or pursuant to Section 3.2) shall be reduced for applicable deductions and tax withholding. If Employee is terminated by

Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in Section 3.1(b) above.

3.2	Termination by Employee
In the case of the termination of Employee’s employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 3.1(b) hereof if such termination occurs during the Term.

3.3	Payment Schedule
All amounts payable pursuant to Sections 3.1(b) and 3.2 hereof shall be paid to Employee at the same time such amounts would have been paid to Employee had Employee’s employment not been terminated (or at such earlier time as is required by law). All amounts payable pursuant to Sections 3.1(a), (c) and (d) hereof shall be paid to Employee in a lump sum within ten (10) business days after the release referred to in Section 3.5 hereof becomes effective; provided, however, that in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which Employee’s employment terminates.

3.4	Cause
Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events:
(a)    Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any directions of the Board of Directors of Employer, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;
(b)    Violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony;
(c)    Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any act or omission by Employee which substantially impairs Employer’s business, good will or reputation; or
(d)    Any other material violation of any provision of this Agreement.

3.5	Release
Employee’s entitlement to any benefits pursuant to Sections 3.1(a), (c) and (d) hereof is conditioned on Employee’s execution (and non-revocation) of a release of claims in a form satisfactory to the Employer, which release must become effective (i.e., Employee must have executed the release and any revocation period must have expired without Employee revoking the release) by the sixtieth (60th) day following the date on which Employee’s employment terminates or such earlier date as is specified in such release. The Employer shall provide Employee with the form of release no later than the seventh (7th) day following the date on which Employee’s employment terminates.

3.6	Code Section 409A
The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 3.1 hereof, be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall Employer or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)    to the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;
(b)    if at the time Employee’s employment hereunder terminates, Employee is a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six (6) months following the date of Employee’s termination of employment shall not be paid to Employee during such period, but shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the date on which Employee's employment terminates or, if earlier, upon Employee’s death;
(c)    each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and
(d)    nothing herein shall act to accelerate any payment to which Employee would otherwise be entitled if such acceleration would subject Employee to an additional tax or penalty under Code Section 409A.

4.	NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT
(a)    The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the one (1) year following termination of employment for whatever reason, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer at the time of this Agreement, or (ii) the products or services which have been under research or development by Employer during the Term, and which Employer has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.
(b)    Employee further agrees that he will not at any time disclose confidential information about Employer relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs. In the event of termination, Employee will return to Employer, pursuant to Employer policy as required, but in no event later than five (5) business days following termination, all property belonging to Employer, including, but not limited to, any files or other data or documentation, laptop/tablet, cell/smart phone, keys, access cards, phone cards, and credit cards; and in the event Employee discovers Employee has inadvertently retained (or later receives) any such property, Employee shall promptly return it.
(c)    Following termination of Employee’s employment for any reason, Employee and Employer shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer. Employee acknowledges that the non-disparagement provisions of this Section 4(c) are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 4(c), and that damages sustained by Employer as a result of a breach of this Section 4(c) cannot be adequately quantified or remedied by damages alone. Accordingly, Employer shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 4(c).
(d)    If Employee violates any provision of this Section 4, Employee shall repay all amounts received by Employee pursuant to Sections 3.1(a), (c) and (d) hereof. In the event any such violation occurs prior to the payment of such amounts, Employee shall cease to be entitled to any payment pursuant to such Sections.

5.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE
Employee represents and warrants that neither the execution nor the performance of this Agreement nor the execution or performance of the Proprietary Information and Invention Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

6.	FORM OF NOTICE
All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:
If to Employee:

If to Employer:	ecoATM, Inc.
c/o Outerwall Inc.
1800 114th Avenue SE
Bellevue, WA 98004
Attn: Chairman of the Board of Directors
cc: Chief Legal Officer and General Counsel

Copy to:	Perkins Coie LLP
Attn: Lynn E. Hvalsoe
1201 Third Ave., 49th Floor
Seattle, WA 98101-3099
If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

7.	ASSIGNMENT
This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.	WAIVERS
No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

9.	ARBITRATION
Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Such arbitration shall be held in Bellevue, Washington. Unless prohibited by law, the prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall determine whether Employer or Employee shall initially and finally pay all or applicable proportions of the fees of the arbitrator. This provision shall not preclude Employer from seeking court enforcement or relief based upon an alleged violation of Employee’s obligations under any noncompetition or non-disclosure agreement.

10.	AVAILABILITY AND CONSULTATION
Employee agrees that he will fully and reasonably assist and cooperate with Employer and its counsel in any action, proceeding, or arbitration, whether initiated by Employer, a third party, or any governmental agency, that arises out of or relates to any events, transactions, or occurrences of which Employee has knowledge as a result of Employee’s former employment with Employer or otherwise. Without in any way limiting the generality of the foregoing, if requested by Employer, Employee specifically agrees to (a) timely provide truthful and complete answers and documents to all requests for information and documents by Employer, whether made formally or informally; (b) timely provide a true and correct, signed declaration to Employer for submission in any such action, proceeding, or arbitration; (c) be interviewed by Employer’s counsel and to participate in preparation session(s) prior to any deposition of Employee; and (d) voluntarily appear to provide testimony at any deposition, hearing, or trial. Employee agrees to provide such services in good faith and to the best of Employee’s ability. Employer agrees to reimburse Employee for all reasonable and necessary out-of-pocket expenses of such cooperation.

11.	AMENDMENTS IN WRITING
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

12.	APPLICABLE LAW
This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

13.	SEVERABILITY
If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

14.	HEADINGS
All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.	COUNTERPARTS
This Agreement, and any amendment or modification entered into pursuant to Section 11 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT
Except for the Proprietary Information and Invention Agreement executed by Employee on [NOVEMBER 16], 2015, and the Change of Control Agreement executed on [NOVEMBER 16], 2015, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer. Employee acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative or agent of Employer concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

ECOATM, INC.
By:	/s/ Raquel Karls
Raquel Karls
Its	Chief Human Resources Officer

EMPLOYEE
/s/ David D. Maquera
David D. Maquera

EXHIBIT A

Change of Control Agreement